EXHIBIT 99.1

SRA Announces Third Quarter FY03 Results

•	Revenue of $116.4 million up from $99.2 million in FY02Q3

•	Net income of $7.2 million up from $4.4 million in FY02Q3

•	Diluted EPS of $0.30 per share in FY03Q3

•	New business awards in FY03Q3 with potential value of $360 million

FAIRFAX, Va. – May 5, 2003 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced operating results for its third fiscal quarter which ended March 31, 2003.

Revenue for the March 2003 quarter totaled $116.4 million, up 17% from $99.2 million in the March 2002 quarter. Net income for the March 2003 quarter was $7.2 million (6.2% of revenue), up 62% from $4.4 million in the March 2002 quarter (4.5% of revenue). Diluted earnings per share were $0.30, up 11% based on 23.8 million diluted equivalents from $0.27 for the March 2002 quarter based on pre-IPO diluted equivalents of 16.5 million.

Operating income nearly doubled to $11.5 million in the March 2003 quarter from $5.9 million in the March 2002 quarter. Operating income margin increased from 6.0% in the March 2002 quarter to 9.9% in the March 2003 quarter.

During the quarter, the Company acquired Adroit Systems, Inc., which strengthens the SRA intelligence, surveillance, and reconnaissance (C4ISR) practice. The Adroit acquisition closed on January 31, 2003, for a net purchase price of $38.9 million. Adroit executives bought approximately 161,000 shares of SRA class A common stock based on the average closing stock price for the 20 trading days prior to the acquisition.

Ernst Volgenau, SRA President and Chief Executive Officer, stated, “This was an outstanding quarter. We continued to grow the business and improve profitability despite the delayed approval of the budget for many of our Federal civil agency customers. Moreover, we have just had the most successful business development quarter in our twenty-four-year history. We expect that this enhanced business base will fuel further growth.”

Chief Financial Officer Stephen Hughes added, “Our cash flow and balance sheet continue to improve. Cash flows from operations for the quarter were $16.4 million, or 2.3 times net income. We ended the quarter with $81.1million of cash and short-term investments and no long-term debt. We continue to see potential for improvements to our operating margin and cash flow.”

New Business Awards

During the third quarter, SRA won new business with potential value of $360 million—more than twice as much as each of the last three quarters. Some examples of key contract awards include:

•	The Advanced Information Technology Services (AITS) contract makes SRA the single systems integrator for the National Guard Bureau and the Reserve Component. The task order has an estimated contract value of $115 million over five years if all options are exercised. The task order covers three initial tasks—overall program management, life cycle maintenance of the Reserve Component Automation System, and fielding and support of the Distributive Training Technology Project. Additional potential areas of support include technology insertion and refreshment for Guard and Reserve applications.

•	SRA won the recompete for enterprise-wide network engineering and management support for the General Accounting Office IT infrastructure that serves more than 3,800 users at the GAO headquarters and 11 field offices nationwide. The task order has an estimated value of $105 million over six years if all options are exercised. Under our original contract that began in 1998, SRA helped GAO decrease its total cost of ownership and rank in the top echelon of federal agencies for achieving high levels of user satisfaction using cost-effective network management practices. Under this new task order, SRA will continue to provide 24x7 on-site services that include: security engineering, intrusion detection, continuity-of-operations planning, enterprise architecture, software engineering, data network infrastructure management, and maintaining the local area and wide area network operation and interfaces.

•	SRA was awarded a contract with General Dynamics to continue renovating the telecommunications infrastructure of the Pentagon. We are the primary supplier of command center upgrades for the Pentagon. We are integrating more than 100 critical command, control, intelligence, and telecommunications systems into a multilevel secure system of data, voice, video, security, and environmental signals. This contract has an estimated value of $67 million over three years if all options are exercised.

•	SRA won a competitive award to provide training for the U.S. Transportation Command Joint Deployment Training Center. Under the contract, which has an estimated value of $22 million over 54 months if all options are exercised, SRA will train Department of Defense personnel around the world to plan and execute joint deployment operations.

•	SRA received a competitive task order from the Naval Education and Training Command and Naval Personnel Development Command to evaluate current business processes supporting quota allocation for training programs; provide Internet and intranet services as well as support for Web-enabled business operations; provide technical services to support the development and management of corporate enterprise systems; and train Navy staff to design, build, and maintain network infrastructures. The task order has an estimated value of $13.9 million over five years if all options are exercised.

Our backlog increased by $374 million to nearly $1.5 billion during the March 31, 2003 quarter. Funded backlog as of March 31, 2003 was $261 million.

Forward Guidance

The Company is raising its forward guidance for the fourth quarter of fiscal year 2003 and for fiscal year 2003 and is issuing guidance for 2004 as shown in the table below. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time:

Measure	Quarter Ending June 30, 2003	FY Ending June 30, 2003	FY Ending June 30, 2004

Revenue (in millions)	$124–$128	$447–$451	$535–$555

Diluted EPS (GAAP)	$0.30–$0.33	$1.20–$1.23	$1.29–$1.35

Diluted EPS (Adjusted) (1)	$0.30–$0.33	$1.05–$1.08	$1.29–$1.35

Diluted Share Equivalents (in millions)	24.1	23.7	24.4

(1)	Adjusted diluted EPS for the fiscal year ending June 30, 2003, a non-GAAP measure, excludes $0.15 per share, net of tax, from the gain on the sale of the equity investment in Mail2000 ($0.03) and the gain on the sale of the Assentor practice ($0.12). Management believes that excluding these one-time FY03 gains provides a better baseline against which FY04 guidance may be compared.

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions to clients in national security, health care and public health, and civil government. SRA services include strategic consulting; systems design, development, and integration; and outsourcing and operations management. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies and technology, and enterprise systems management.

FORTUNE(R) magazine has chosen SRA as one of the “100 Best Companies to Work For” for four consecutive years. The Company’s 2,500 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com. Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the task order and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenues, our ability to maintain our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on February 13, 2003. In addition, the forward-looking statements included in this press release represent our views as of May 5, 2003. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 5, 2003.

CONTACTS:

Stuart Davis	Stephen Hughes
Director, Investor Relations	Senior Vice President and CFO
SRA, International, Inc	SRA, International, Inc
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

3

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

			Three Months Ended		Nine Months Ended
			3/31/02	3/31/03	3/31/02	3/31/03
Revenue			$99,175	$116,405	$259,755	$323,254
Operating costs and expenses:
Cost of services			71,216	81,316	187,799	227,799
Selling, general, and administrative			20,049	21,155	55,628	60,540
Depreciation and amortization			2,002	2,423	5,534	6,420

Total operating costs and expenses			93,267	104,894	248,961	294,759

Operating income			5,908	11,511	10,794	28,495
Interest expense			(175)	(27)	(325)	(101)
Interest income			56	312	197	1,196
Gain on sale of equity method investment	(a	)	—	—	373	1,031
Gain on sale of Assentor practice	(b	)	—	—	—	4,685
Other income	(c	)	1,775	—	1,775	—

Income before taxes			7,564	11,796	12,814	35,306
Provision for income taxes			3,131	4,626	5,920	14,124

Net income			$4,433	$7,170	$6,894	$21,182

Earnings per share:
Basic			$0.32	$0.33	$0.50	$1.00

Diluted			$0.27	$0.30	$0.43	$0.90

Weighted-average shares:
Basic			13,715,585	21,661,783	13,827,305	21,103,022

Diluted			16,478,053	23,829,699	16,173,316	23,569,864

(a)	Non-recurring items reflecting the receipt of escrow payments in each period related to the sale of our minority interest in Mail2000, Inc. in February 2001.
(b)	Non-recurring item reflecting the sale of our Assentor practice in October 2002.
(c)	Non-recurring item reflecting the reversal of reserve expense related to the resolution of an Internal Revenue Service audit matter.

Consulting and Systems Integration Segment Statements of Operations Data

(in thousands)

	Three Months Ended		Nine Months Ended
	3/31/02	3/31/03	3/31/02	3/31/03
Revenue	$98,044	$116,405	$256,191	$322,177
Operating costs and expenses:
Cost of services	70,499	81,316	185,341	227,025
Selling, general, and administrative	18,750	21,155	49,005	60,204
Depreciation and amortization	1,944	2,423	5,273	6,407

Total operating costs and expenses	91,193	104,894	239,619	293,636

Operating income	$6,851	$11,511	$16,572	$28,541

Emerging Technologies Segment Statements of Operations Data

(in thousands)

	Three Months Ended		Nine Months Ended
	3/31/02	3/31/03	3/31/02	3/31/03
Revenue	$1,131	$—	$3,564	$1,077
Operating costs and expenses:
Cost of services	717	—	2,458	774
Selling, general, and administrative	1,299	—	6,623	336
Depreciation and amortization	58	—	261	13

Total operating costs and expenses	2,074	—	9,342	1,123

Operating loss	$(943)	$—	$(5,778)	$(46)

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	As of
	6/30/02	3/31/03

Current assets:
Cash and cash equivalents	$87,137	$79,600
Short-term investments	—	1,457
Accounts receivable, net	95,862	111,730
Prepaid expenses and other	6,283	5,545
Deferred income taxes, current	4,573	4,933

Total current assets	193,855	203,265

Property and equipment, net	19,207	19,994

Other assets:
Goodwill	2,957	36,171
Indentified intangibles, net	2,092	6,383
Deferred compensation trust	3,394	2,895
Deferred income taxes, noncurrent	4,185	724
Investments and other	603	924

Total other assets	13,231	47,097

Total assets	$226,293	$270,356

Current liabilities:
Accounts payable	$13,267	$15,034
Accrued payroll and employee benefits	20,942	29,687
Accrued expenses	19,997	22,330
Current portion of long-term debt	1,600	800
Billings in excess of revenue recognized	6,480	5,423

Total current liabilities	62,286	73,274

Long-term debt, net of current portion	400	—
Other long-term liabilities	4,163	3,643

Total liabilities	66,849	76,917

Stockholders' equity:
Preferred stock, $0.20 par value	—	—
Class A common stock, $0.004 par value	74	80
Class B common stock, $0.004 par value	43	40
Additional paid-in capital	129,567	143,648
Treasury stock, at cost	(45,422)	(46,929)
Notes receivable from stockholders	(78)	—
Deferred stock-based compensation	(720)	(562)
Retained earnings	75,980	97,162

Total stockholders' equity	159,444	193,439

Total liabilities and stockholders' equity	$226,293	$270,356

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	3/31/02	3/31/03
Cash flows from operating activities:
Net income	$6,894	$21,182
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	5,689	6,480
Stock-based compensation	884	158
Tax benefits of stock option exercises	4,469	5,974
Deferred income taxes	(26,201)	845
Gain on sale of equity method investment	(373)	(1,031)
Gain on sale of Assentor practice	—	(4,685)
Working capital changes	10,330	8,069

Net cash provided by operating activities	1,692	36,992

Cash flows from investing activities:
Capital expenditures	(2,603)	(6,669)
Purchases of short-term investments, net	—	(1,457)
Purchase of long-term investments	—	(900)
Proceeds from sale of equity method investment	373	1,031
Proceeds from sale of Assentor practice	—	4,685
Acquisition of The Marasco Newton Group, Ltd., net of cash acquired	(7,087)	(8,006)
Acquisition of Adroit Systems, Inc., net of cash acquired	—	(33,304)

Net cash used in investing activities	(9,317)	(44,620)

Cash flows from financing activities:
Net borrowings under revolving line of credit	23,216	—
Repayment of equipment loan	(546)	—
Repayment of term loan	(1,200)	(1,200)
Repayment of The Marasco Newton Group, Ltd. debt acquired	(5,195)	—
Repayment of Adroit Systems, Inc. debt acquired	—	(990)
Issuance of common stock	4,165	3,424
Reissuance of treasury stock	—	737
Purchase of treasury stock	(12,311)	(1,880)

Net cash provided by financing activities	8,129	91

Net increase (decrease) in cash and cash equivalents	504	(7,537)
Cash and cash equivalents, beginning of period	8	87,137

Cash and cash equivalents, end of period	$512	$79,600

Supplemental disclosures of cash flow information:
Cash paid during the period-
Interest	$327	$101

Income taxes	$26,679	$3,955

Cash received during the period-
Interest	$197	$1,081

Income taxes	$—	$168